Exhibit 99.1

Orient Paper Further Responds to Allegations Made by Muddy Waters, LLC

BAODING, Hebei, China, July 6 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (Amex: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today provided an additional response to the allegations made by Muddy Waters LLC ("Muddy Waters") in their reports of June 28, 2010 and July 1, 2010.

Use of Proceeds from October 2009 and April 2010 Financings

Muddy Waters stated that "Approximately $30 million has been misappropriated since October 2009." This accusation is false. Orient Paper has appropriately allocated the proceeds from its October 2009 and April 2010 financings.

In October 2009, Orient Paper raised net proceeds of $4.9 million to purchase two digital photo paper coating lines from Hebei Shuangxing Paper Co., Ltd. The total price of the two coating lines was RMB 93 million (approximately $13.6 million). Orient Paper funded the acquisition with the proceeds of its financing and cash from operations. The price paid for the two coating lines is based on the Assets Appraisal Report issued by Baoding Chengxin Assets Appraisal Limited on October 25, 2009. This third party appraisal, which was based on the replacement cost of the subject properties, valued the two digital paper coating lines at RMB 103.6 million (approximately $15.2 million). The Company ultimately paid RMB 93 million (approximately $13.6 million) for the two lines after negotiating with the seller.

In April 2010, Orient Paper raised net proceeds of $26.9 million to purchase machinery for the Company's new corrugating medium paper production line with an annual production capacity of 360,000 tons from Henan Qinyang First Paper Machine Ltd. ("Henan Qinyang"). Henan Qinyang will assemble the machinery, with at least 60% of the parts made in China, and install it in the Company's factory over a period of six to nine months. The total price for the new machinery was RMB 190 million (approximately $27.8 million). Orient Paper has provided a copy of the definitive equipment purchase agreement for this equipment in an 8-K filing with the SEC on April 12, 2010. The 8-K filing also includes the agreed upon installment payment schedule.

To further clarify, the table below shows the detailed quotation of each component of the 360,000 tons corrugating medium paper production line:

Product Name and Model	Price (RMB)	Price (US$)
5600# Long Mesh and
Multi-cylinder Paper
Machine	150,000,000	21,961,933
5600# Winder Machine	8,000,000	1,171,303
5600# Sizing Machine	10,000,000	1,464,129
5600# Rewinder Machine	18,000,000	2,635,432
Quantitative On-line	10,000,000	1,464,129
Moisture Analyzer Total	196,000,000	28,696,925
   Exchange rate 1 USD=6.83RMB

As indicated in the table above, the overall quotation of the corrugating medium paper production line is RMB 196 million. The transaction was eventually priced at RMB 190 million (approximately $27.8 million).

Regarding Orient Paper's new corrugating medium paper production line with an annual production capacity of 360,000 tons, Muddy Waters claims that Orient Paper is "either purchasing a line (at far lower capacity than claimed) and misappropriating most of the $26.9 million" or Orient Paper "is not purchasing any line and misappropriating all of the $26.9 million." Again, these accusations are false. As supporting evidence for its claim, Muddy Waters states that they spoke with Henan Qinyang, without specifying who they spoke with, and Henan Qinyang told them that its highest capacity corrugating medium paper production line "produces only 150,000 tons per year and costs approximately $4.4 million," again without specifying who they spoke with at Henan Qinyang. If their confirmed quote holds true, the economics of this 150,000 tons machinery will, at our current product average sales price and profit margins, produce an investment return in excess of 100% for the $4.4 million purchase cost. We completely disagree with Muddy Waters' result of confirmation, if there was indeed such a confirmation.

In order to put any investor doubts to rest, Orient Paper is currently arranging a field trip for some of its larger institutional investors to meet with the management of Henan Qinyang in order to clarify the specifics of the equipment purchase transaction.

The specifications and estimated output of the new corrugating medium paper machine being purchased from Henan Qinyang are as follows:

Machine speed:	1,200m/min.
Paper width:	5.6m
Paper product weight:	assuming 120g/m2
Annual paper capacity (assuming 330 days):	367,235 tons

Orient Paper's current average sales price ("ASP") for the 120g/m2 corrugating medium paper is about RMB 2,000/ton, or approximately $292/ton. With the new Henan Qinyang machinery, the Company plans to produce heavier corrugating medium papers that sell for higher ASPs, preferably and at a minimum of RMB 2,500/ton, or $365/ton.

    On June 11, 2010, Orient Paper transferred $25 million of the net proceeds that the Company received from the April 2010 financing to its wholly owned subsidiary "Baoding Shengde Paper Limited" ("Baoding Shengde").  Under the Company's current legal structure, Baoding Shengde is the operating entity which will own the title to new business assets and conduct the operations for the new business ventures of Orient Paper.  On March 15, 2010, which was prior to the April 6, 2010, closing of the financing, Hebei Baoding Orient Paper Milling Co. Ltd. ("HBOP") made a $5.6 million security deposit to Henan Qinyang on behalf of Baoding Shengde to purchase the machinery.  As of July 2, 2010, the only use of the financing proceeds is a net $4 million repayment of the March 15, 2010, HBOP new equipment advance.  As of July 2, 2010, Baoding Shengde has a cash balance of RMB 142,837,284.23 (approximately $21 million) in its corporate bank account, as testified by a confirmation of bank account balance (entitled "Certificate of Creditworthiness" by the Industrial and Commercial Bank of China), which the Company is providing to the public via the following website ( http://www.prnasia.com/sa/2010/07/06/20100706986017.jpg ).  The translation of this certificate is available at the following weblink: ( http://www.prnasia.com/sa/2010/07/06/20100706605530.jpg ). The rest of the net proceeds remain in the Company's U.S. bank account at JP Morgan Chase Bank to cover the regular ongoing operating expenses of the U.S. legal entity of Orient Paper.  The $21 million cash held at the Industrial and Commercial Bank of China will be used to fund Baoding Shengde's future payment obligations under the installment payment schedule, commensurate with the progress made on equipment installation by Henan Qinyang.

Consistent Financial Statements in both China and the United States

Muddy Waters points to a "smoking gun" that they claim proves Orient Paper "overstated its 2008 revenue by 27 times." Their report claims that the "smoking gun" is that the audited 2008 PRC financial statements for a "He Bei Oriental Paper Co. Ltd.", which they claim is Orient Paper's China operating subsidiary, shows revenue of only RMB 16.3 million or approximately $2.4 million vs. the $65.2 million that Orient Paper claims HBOP generated in its SEC filings. Orient Paper previously pointed out that the translated English name of the entity for which 2008 financial statements were obtained by Muddy Waters did not match with the English name of HBOP. Subsequently, Muddy Waters claimed that despite the error in their translation, they have studied other corporate information of the entity they identified as being Orient Paper's China operating subsidiary and they continue to believe that this "entity" is indeed HBOP.

Orient Paper has no knowledge about how and where Muddy Waters obtained their reports, which allegedly carry the "personal seal" of the Company's Chairman and Chief Executive Officer, Mr. Zhenyong Liu. In fact, all of HBOP's statutory audited financial statements are marked by HBOP's corporate seal, and never the personal seal of any natural person and most certainly never the personal seal of Mr. Liu.

Orient Paper personnel visited the AIC branch office of Xushui County in Baoding on July 1, 2010, and made a request to the AIC for photocopies of summarized annual report information (the "Summary Reports") and the statutory financial statements for the period of 2006 through 2008. According to the Summary Reports and the statutory financial statements, HBOP generated RMB 243,380,182; RMB 301,567,791; and RMB 452,334,320 (approximately $35.6 million, $44.2 million, and $66.6 million) in revenue in 2006, 2007, and 2008, respectively. The amount of HBOP's total revenue for 2008 in Summary Report closely approximates to the 2008 revenue of $65,203,992 as filed by Orient Paper with the SEC.

The Summary Report for the year of 2008 is translated into English and presented as follows. The scanned copy of the report for year 2006 to 2008 can be viewed from the following link: ( http://www.prnasia.com/sa/attachment/2010/07/20100706693241.pdf )

2008 Operation Summary

Company Name: Hebei Baoding Orient Paper Milling Co., Ltd.

Operation Status: Operating

Annual Sales:	452,334,320.10	including:	Other
			Service
			Income:
Annual Profit:	81,160,058.72		Annual Net
			Profit: 60,870,044.04
Annual Tax
Payment:	42,292,726.22
Annual Loss:
Total Assets at
the year end:	360,068,589.63	including:	Long-term
			Investment:
Total Liabilities
at the year end:	127,695,341.45	including:	Long-term
			Liabilities:

AIC Stamped: Identical with the underlying original documents

In order to counter the false accusations from Muddy Waters, Orient Paper is providing the public with access to the local Administration of Industry and Commerce ("AIC") website for interested parties to verify the statutory audited financial statements that HBOP submitted along with its annual report filing. (Interested parties can logon to the following official PRC website http://www.hegs.gov.cn to browse these corporate and financial records for 2009. Please email info@orientalpapercorporation.com if interested for the necessary passwords.)

Orient Paper would again like to reiterate that it has filed consistent financial results in both China and the United States. In order to counter the false accusations from Muddy Waters, Orient Paper is providing the public with access to the local AIC website for interested parties to verify the statutory audited financial statements that HBOP submitted along with its annual report filing. Interested parties can logon to the following official PRC website http://www.hegs.gov.cn to browse these corporate and financial records for 2009 (which is the only information available online). Please email info@orientalpapercorporation.com if interested for the necessary passwords.

On July 1, 2010, Muddy Waters issued a press release acknowledging that they reviewed the 2009 financial statements for HBOP on the AIC website and what they found was consistent with what Orient Paper had reported in its SEC filings.

The three Summary Reports and the statutory financial statements that the Company has made available via its website indicate that the total assets of HBOP were RMB 301,580,914; RMB 267,908,739; and RMB 360,068,590 (approximately $44.2 million, $39.2 million, and $52.7 million) for 2006, 2007, and 2008, respectively. Note that the $52.7 million total assets on the 2008 Summary Report clearly approximates the $52.8 million in total assets shown in the Company's filing with the SEC.

Below is a list of the purchase value of Orient Paper's main manufacturing equipment. The Company is happy to provide copies of the original invoices to interested parties upon request (please email info@orientalpapercorporation.com).

		Original	Original
Name		Value	Value	Purchase date
Item		(RMB)	(USD)

Machine	3200# Paper
	production
	line	16,924,550	2,477,972	2002-03-02
Machine	1092#
	Fourdrinier
	Multi-Cylinder
	Printing
	Paper
	Production
	Line	9,500,000	1,390,922	2002-04-08
Machine	3460#
	Multi-Cylinder
	Production
	Line	40,157,676	5,879,601	2002-12-20
Machine	1880#
	Fourdrinier
	Multi-Cylinder
	Printing
	Paper
	Production
	Line	25,095,000	3,674,231	2006-06-30
Machine	1760#
	Fourdrinier
	Multi-Cylinder
	Production
	Line	66,000,000	9,663,250	2008-03-20
 Exchange rate 1 USD=6.83RMB

Pictures of Orient Paper's machinery can be accessed via the following website:

    Corrugating medium paper production line
http://www.prnasia.com/sa/2010/07/06/20100706524098.jpg
    Printing Paper Line 1
http://www.prnasia.com/sa/2010/07/06/20100706670517.jpg
    Printing Paper Line 2
http://www.prnasia.com/sa/2010/07/06/2010070684611.jpg
    Digital Photo Paper Coating Line 1
http://www.prnasia.com/sa/2010/07/06/20100706566767.jpg
    Digital Photo Paper Coating Line 2
http://www.prnasia.com/sa/2010/07/06/20100706891857.jpg

Top 10 Customers

Muddy Waters has stated that it believes that "all but one of Orient Paper's top 10 2009 customers are too small (if they even exist) to buy the amount of product that ONP claims they do." This accusation is false and Orient Paper believes that Muddy Waters' methodology is inappropriate for establishing substantiation in a fraud case. Business practices in China are different from those in the United States, where many businesses are willing to reply to sensitive trade account confirmation given a properly drafted written confirmation request from the trading partner and the confirmation performed by legitimate third parties, such as auditors. Unsolicited, improperly phrased enquiries are usually met with misleading or inaccurate results. In addition, even in the U.S., auditors who perform written or telephone confirmations must perform additional alternative procedures to get in contact with the relevant parties to be confirmed before any conclusion can be reasonably made. While Muddy Waters claims that they were unable to verify the existence of some of Orient Paper's customers and made no effort to ask Orient Paper for assistance; many institutional investors; investment banks, such as Roth Capital Partners; and the Company's auditor, BDO Limited, have all performed due diligence on Orient Paper's large customers and have confirmed and communicated with their selected sample companies during the last twelve months. Among these parties, Muddy Waters is the only one that claims Orient Paper is providing "false information" about its top 10 customers.

Muddy Waters also accuses Orient Paper of churning and burning its top 10 customers and misrepresenting its sales volumes to these customers. Those who have followed Orient Paper and studied the Company's 10-K and other financial disclosures carefully over the past two years understand the following Company developments. Almost all of the Company's top 10 customers are printing companies that buy printing/writing paper. The Company traditionally has a large number of small packaging plants buying its corrugating medium paper and very few, if any, of them make to the top 10 list. Within the group of printing/writing paper customers, significant changes in Orient Paper's product portfolio occurred in 2008 and 2009. In 2008, HBOP started producing writing paper, thanks to the 1760# Fourdrinier Multi-Cylinder Production Line that was placed into service in March. In the Fall of 2009, because of the skyrocketing cost of imported wood pulp, Orient Paper stopped producing high- grade offset printing paper, which requires virgin pulp (rather than recycled paper) as a major raw material. In an effort to push for a lower-priced medium grade offset printing paper, the Company converted the writing paper production line in September 2009 to concentrate on producing more medium grade offset printing paper. As a result of these shifts in product offerings, the top 10 customer lists of 2008 and 2009 had very different compositions. Orient Paper had more white paper sales sold to those customers who switched to the Company's mainstream medium grade offset printing paper.

Orient Paper's Transportation Logistics

Muddy Waters claims that they "saw shockingly little activity at the factory" and "did not witness a line of trucks being loaded, as one would expect." Orient Paper disagrees with this representation. With the exception of the Company's digital photo paper lines, which are going from one shift to two shifts in terms of daily operations, Orient Paper's production lines run 24 hours a day, seven days a week at the Company's factory. As witnessed by the video clip shot by Mr. Rick Pearson at theStreet.com, the footage of which was shot at the same time the two-person Muddy Waters team visited, and also referenced by Muddy Waters in its report to illustrate some of their erroneous arguments, during the time of their visit all production lines were producing, and the Company's workers at every workshop were moving the raw materials and paper products between locations. Orient Paper does agree with Muddy Waters' conclusions as to what qualifies as busy and legitimate business activities that are observable during a short 90-minute factory tour.

Muddy Waters visited (coincidentally, on the same day as Mr. Pearson did) Orient Paper's facilities on January 5, 2010, the first day of clean up after a major snowstorm. The Company gave the two-person Muddy Waters team a 90- minute factory tour (of HBOP manufacturing facilities only and not of the Baoding Shengde digital photo paper plant, which was still in preparation stage at the time). On page six of its report, Muddy Waters made certain faulty assumptions without confirming with Orient Paper and calculated the number of truckloads that they believe are logistically necessary to serve the Company's production volume. Muddy Waters concluded that Orient Paper should have 33 truckloads with finished goods leaving the warehouse and 60 to 120 truckloads of raw materials and supplies delivered per day.

Orient Paper calculates the number of truckloads, which is consistent with the Company's experience at the HBOP factory, as follows:

Corrugating Medium Paper:

2009 output = 150,000 tons

Truck load: 28-35 tons/truck (assuming average of 32 tons)

Assuming the Company produces 11.5 months per year (no sales during the Chinese New Year break):

150,000 tons/11.5 months/30 days = 435 tons/day
435 tons/32tons per truck = 13.6 trucks/day

 White Printing Paper:
 2009 output = 88,000 tons
  Truck weight: 50-60 tons/truck (average 55 tons)

Assuming the Company produces 11.5 months per year (no sales during the Chinese New Year break):

88,000 tons/11.5 months/30 days = 255 tons/day
255 tons/55 tons per truck = 4.6 trucks/day

Raw Materials:

Total recycled paper raw materials actually purchased in 2009: 305,000 tons

Average truck weight: 45 tons
Assuming the Company purchases 11.5 months per year:
305,000 tons/45 tons/11.5 months/30 days = 19.6 trucks/day

Overall, the Company has an average of 39 trucks (14 corrugating medium paper trucks plus 5 white printing paper trucks plus 20 raw materials trucks) in and out of its facility on a daily basis. It would be extremely rare for any visitor of the Company's factory to encounter a delivery truck of recycled paper boards, as most garbage dumpsters and recycled materials are transported at night to avoid heavy daytime traffic. Moreover, while the Company's customers arrange for their own trucking and determine their own pickup times, there is a tendency among the Company's to pickup finished goods either during early morning or late afternoon hours. Orient Paper regrets that Muddy Waters made their own calculation of truck load counts based on assumptions and observations they made during a brief 90-minutes stay at the Company's factory and did not make an effort to confirm the accuracy of their assumptions with the Company. Additionally, during their visit, Muddy Waters did not observe the Company's white paper and brown paper finished goods inventory warehouse, where customers pick-up corrugating medium paper rolls and white printing paper pallets. Orient Paper disputes Muddy Waters' claim that "there was only one truck lazily idling with a full bed" during the day of January 5, 2010.

Inventory

Muddy Waters claims that Orient Paper's inventory is "overstated by millions of dollars." Muddy Waters made the following accusations:

(1)
No finished good inventory: Muddy Waters claims "We did not see theapproximately 2,000 tons of finished goods lying around that $605,719 would represent."  Under the assumption that these finished goods do not exist, they come to a conclusion that the Company's finished good inventory was phony.  Orient Paper has one printing paper finished goods warehouse and one corrugating medium paper finished goods warehouse.  Images of these warehouses are on Orient Paper's website and almost every promotional material provided by the Company.  In addition, the Company has posted an images of our corrugating medium paper warehouse on the following website:  ( http://www.prnasia.com/sa/2010/07/06/20100706957261.jpg ). Finished goods account for a relatively small portion of the Company's paper inventory.  Muddy Waters did not visit the finished goods warehouses during the factory tour.

(2)
Muddy Waters goes on to say that Orient Paper's recycled paper boardor old corrugated cardboard ("OCC") did not appear to be worth "anywhere close to $2.3 million."  While fraud is a serious accusation, it appears that the only support for Muddy Waters' claim is that Orient Paper stores the OCC outside, which is a standard industry practice in China.  As of December 31, 2009, four days prior to their visit, the Company had roughly 15,200 tons of OCC inventory at an average purchase cost of $152 per ton, representing a total value of approximately $2.3 million.

(3)
Muddy Waters, which has no paper industry experience that qualifiesthem to appraise the quantity of Orient Paper's scrap paper inventory, also takes issue with the value of the Company's recycled white scrap paper without any explanation other than presenting three pictures with partial views of the total inventory.  On the other hand, Orient Paper's auditor, BDO Limited, performed their physical inventory taking on January 6, 2010, and agreed to the total quantity of 5,047 tons at $345 per ton.  After BDO's audit procedures were completed, Orient Paper's total recycled white scrap paper inventory was valued at approximately $1.73 million.

Inventory Turnover

Muddy Waters states that Orient Paper's "claims of inventory turnover of 32.5x and 16.8x in 2008 and 2009 (respectively) are without credibility." Orient Paper disputes this assertion. Orient Paper benefits from several competitive advantages over other paper manufacturers. For example, the Company is located close to its sources of raw materials in the metropolitan areas of Beijing and Tianjin. In fact, the Company is extremely close to its major raw material supplier (Dongfang Trading Co. Ltd, which is located just across town from Orient Paper in the same County of Xushui). Dongfang Trading is located so close that Orient Paper is able to quickly adjust the volume of its inventory, as delivery of raw materials takes less than one hour. Therefore, whenever Orient Paper expects future inventory costs will rise, the Company can quickly react by increasing its inventory in order to avoid paying more for future purchases. On the other hand, if Orient Paper believes future inventory prices will fall, as the Company did during the period of early 2009 before the economic recovery, Orient Paper may choose to minimize its level of inventory.

Inventory turnover is a formula of beginning/ending inventory and the cost of goods sold during the period. Inventory turnover is calculated as follows:

Inventory Turnover = Cost of Goods Sold / (1/2 x (Beginning Inventory + Ending Inventory))

As explained above, in 2008 Orient Paper chose to minimize its inventory and relied on its vendors to make delivery of supplies on short notice. A list of the Company's quarter-end inventory balances from 12/31/2007 to 12/31/2008 is as follows:

    12/31/2007:      $ 0.4 million
    3/31/2008:        $ 0.5 million
    6/30/2008:        $2.74 million
    9/30/2008:        $ 0.9 million
    12/31/2008:      $2.80 million

The 2008 inventory turnover ratio does not necessarily tell the story where and if a minimum inventory re-order point is maintained at a much higher level for the 2008 beginning balance (as of 12/31/2007). Orient Paper's 2009 inventory balances generally were consistently higher than those of 2008 (because of rising raw material costs), but given the short delivery distances for the Company's raw materials, the Company's 16.8x inventory turnover (or approximately 22 days in inventory) is appropriate and accurate.

Gross Margin

Muddy Waters claims that Orient Paper "overstates its gross margin by hundreds of basis points." This accusation is false. Orient Paper's relatively high gross margin is the result of the Company's lower logistic costs, lower raw material costs, and lower labor costs. These competitive advantages resulted in a higher gross profit margin for Orient Paper. The Company also disputes Muddy Waters assertion that it quoted $264/ton for corrugating medium paper as the Company has never quoted such a price to any customer or prospective customer. Depending on when the confirmation was made, if in fact it was made, the Company's main corrugating medium paper products sold for $290 to $310 per ton in the first quarter of 2010.

"As we stated in our prior press release, Orient Paper believes that the allegations made by Muddy Waters are categorically false and without merit," said Mr. Zhenyong Liu, Chief Executive Officer of Orient Paper. "This newly formed research firm has no track record and limited professional qualifications. Their actions of first requesting a substantial payment from Orient Paper for positive coverage, and then establishing a short position and making libelous attacks on the company discredit their motivations. Orient Paper is issuing our detailed rebuttal of the Muddy Waters research report due to the substantial volatility in our share price based on this unfounded research and the large number of concerned questions we have received from our shareholders. We plan to hold a conference call following the issuance of this release to answer any additional questions in a manner that is compliant with federal securities laws and we will assist any shareholders and professional research analysts in any further due diligence requests. However, we do not intend to provide further responses to any subsequent reports from Muddy Waters, a firm which we consider to have demonstrated shoddy work processes and malicious intent."

The Company reaffirms its ability to achieve the make good target of $18.0 million in adjusted net income, or $0.98 per fully diluted share, for fiscal year 2010. (The Company's prior press release dated June 30, 2010, incorrectly stated an adjusted net income make good target of $1.21 per fully diluted share. The $1.21 figure did not take into consideration the 3.45 million shares issued in the Company's April 2010 equity raise.

Conference Call

Orient Paper will host a conference call at 9:00 a.m. Eastern Time on Wednesday, July 7, 2010, to address any questions investors may have about our business operations.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-410-4789. International callers should dial +1 706-679-8006. The conference call ID number is 864 689 29.

For those who are unable to participate in the call at this time, a replay will be available starting on Wednesday, July 7, 2010 at 10:00 a.m. Eastern Time, through Wednesday, July 21, 2010. To access the replay, dial 800-642- 1687. International callers should dial +1 706-645-9291. The conference ID number for the replay is 864 689 29.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com .

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugated medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

    For more information, please contact:

    CCG Investor Relations
    Athan Dounis, Account Manager
    Tel:   +1-646-213-1916
    Email: athan.dounis@ccgir.com
    Mr. Crocker Coulson, President
    Phone: +1-646-213-1915
    Email: crocker.coulson@ccgir.com
    Web:   http://www.ccgirasia.com

    Orient Paper, Inc.
    Winston Yen, Chief Financial Officer
    Phone: +1-562-818-3817 (Los Angeles)
    Email: info@orientalpapercorporation.com